Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

December 1, 2010

To the Board of Directors of
New America Energy Corp.
formerly known as Atheron, Inc.
Calgary, Alberta, Canada

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form 10-K, Annual Report Under Section 13 or 15(d) of the Securities Act of 1934, filed by Atheron, Inc. (now known New America Energy Corp.) as of our report dated November 26, 2010, relating to the financial statements of Atheron, Inc., a Nevada Corporation, for the periods ending August 31, 2010 and 2009.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC